Exhibit 99

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

November 10, 2006

MIDWEST AIR GROUP REPORTS OCTOBER PERFORMANCE

Milwaukee, Wisconsin, November 10, 2006 – Midwest Air Group, Inc. (AMEX: MEH) today reported October performance data for Midwest Airlines and Midwest Connect.

Midwest Air Group, Inc. – Performance Report
					Ten Months Ended
	October				October 31,
	2006	2005	% Change		2006	2005	% Change
Midwest Air Group
Scheduled Service Revenue Passenger Miles (000s)	335,337	285,858	17.3		3,417,210	2,786,417	22.6
Scheduled Service Available Seat Miles (000s)	438,466	420,806	4.2		4,440,529	3,880,277	14.4
Total Available Seat Miles (000s)	441,229	425,641	3.7		4,491,041	3,926,284	14.4
Load Factor (%)	76.5%	67.9%	8.6	pts.	77.0%	71.8%	5.2	pts.
Revenue Yield (estimate)	$0.1507	$0.1465	2.8		$0.1439	$0.1350	6.6
Passenger Revenue per Schd. Svc. ASM (estimate)	$0.1152	$0.0995	15.8		$0.1107	$0.0970	14.2
Total Revenue per Total ASM (estimate)	$0.1298	$0.1114	16.5		$0.1232	$0.1089	13.1
Number of Flights	9,181	9,169	0.1		92,175	88,048	4.7
Into-plane Fuel Cost per Gallon (estimate)	$2.09	$2.61	(19.9)		$2.18	$1.85	18.0

Midwest Airlines Operations
Origin & Destination Passengers	296,372	257,997	14.9		3,024,155	2,488,958	21.5
Scheduled Service Revenue Passenger Miles (000s)	312,981	264,415	18.4		3,197,252	2,584,081	23.7
Scheduled Service Available Seat Miles (000s)	406,492	388,177	4.7		4,120,480	3,561,488	15.7
Total Available Seat Miles (000s)	409,255	393,012	4.1		4,170,625	3,607,228	15.6
Load Factor (%)	77.0%	68.1%	8.9	pts.	77.6%	72.6%	5.0	pts.
Revenue Yield (estimate)	$0.1337	$0.1269	5.3		$0.1281	$0.1174	9.1
Passenger Revenue per Schd. Svc. ASM (estimate)	$0.1029	$0.0865	19.0		$0.0994	$0.0852	16.7
Total Revenue per Total ASM (estimate)	$0.1196	$0.1004	19.1		$0.1138	$0.0991	14.9
Average Passenger Trip Length (miles)	1,056	1,025	3.0		1,057	1,038	1.8
Number of Flights	4,583	4,183	9.6		44,919	38,022	18.1
Into-plane Fuel Cost per Gallon (estimate)	$2.09	$2.61	(20.1)		$2.17	$1.84	18.2

Midwest Connect Operations
Origin & Destination Passengers	69,079	69,418	(0.5)		694,412	689,632	0.7
Scheduled Service Revenue Passenger Miles (000s)	22,356	21,443	4.3		219,958	202,336	8.7
Scheduled Service Available Seat Miles (000s)	31,974	32,629	(2.0)		320,049	318,789	0.4
Total Available Seat Miles (000s)	31,974	32,629	(2.0)		320,416	319,056	0.4
Load Factor (%)	69.9%	65.7%	4.2	pts.	68.7%	63.5%	5.2	pts.
Revenue Yield (estimate)	$0.3885	$0.3878	0.2		$0.3736	$0.3604	3.7
Passenger Revenue per Schd. Svc. ASM (estimate)	$0.2716	$0.2549	6.6		$0.2568	$0.2288	12.2
Total Revenue per Total ASM (estimate)	$0.3026	$0.2807	7.8		$0.2878	$0.2448	17.6
Average Passenger Trip Length (miles)	324	309	4.8		317	293	8.0
Number of Flights	4,598	4,986	(7.8)		47,256	50,026	(5.5)
Into-plane Fuel Cost per Gallon (estimate)	$2.13	$2.63	(18.7)		$2.22	$1.90	16.9

Note: All statistics exclude charter operations except total available seat miles, total revenue per total available seat miles and into-plane fuel cost. Numbers may not recalculate due to rounding.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 47 cities. More information is available at midwestairlines.com.

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